Exhibit 99.2

DraftDay Fantasy Sports Completes Sale of Certain Assets to Perk.com in All-Stock Transaction

NEW YORK – February 8, 2016 – DraftDay Fantasy Sports Inc. (Nasdaq:DDAY), formerly known as Viggle Inc., has closed its previously-announced sale of a number of assets, including the Viggle applications and rewards program, for stock in Perk.com, a leading cloud-based mobile rewards platform provider based in Austin, Texas. Perk.com trades on the Toronto exchange under the symbol PER.TO. Perk is a mobile-centric rewards platform targeting the “New Consumer” and rewarding people for their everyday mobile and internet activities.

Robert F.X. Sillerman, Executive Chairman and Chief Executive Officer, commented, “We are proud of the success that we have been able to achieve with the Viggle app.  We launched the app just a few short years ago, and in that time, we were able to grow to 10 million registered users.  The Viggle app is now a natural fit for Perk.com, as it complements their stable of engaging mobile applications.”

For details about the transaction, refer to the company’s Current Report on Form 8-K as filed today with the Securities and Exchange Commission.

About DraftDay

DraftDay Fantasy Sports Inc. offers a high quality daily fantasy sports experience directly to consumers and to businesses desiring turnkey solutions to new revenue streams. DraftDay Fantasy Sports Inc. is the largest shareholder of DraftDay Gaming Group, with a 44% stake. Sportech owns 35%. By combining and capitalizing on the well-established operational business assets of DraftDay and Sportech, the new DraftDay is well-positioned to become a significant player in the explosive fantasy sports market. DraftDay has paid out over $30 million in prizes with increased player retention and brand loyalty. DraftDay Fantasy Sports also operates MyGuy and Viggle Football both of which offer real-time interactive participation with professional and college football games; Wetpaint, which offers entertainment and celebrity news; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives.

About Perk

As a leading mobile rewards platform, Perk brings together the interests of consumers, advertisers, and publishers by offering consumers rewards such as Perk Points and other digital goods. Perk Points can be redeemed for gift cards, cash, or loaded on to Perk Plastik, a re-loadable branded debit card. Perk works with brands and publishers to reach consumers through truly engaging and innovative formats using rewards as a way to achieve maximum engagement of their brands and products.

Perk currently owns and operates 15 mobile applications that allow members to earn rewards such as Perk Points and digital goods. Perk also operates numerous websites as well as AppTrailers, a leading mobile video rewards app. In addition to offering rewards to members through its own mobile applications and websites, Perk launched its Perk Platform, Appsaholic which allows mobile and desktop publishers to utilize rewards to engage and entice users through the publisher’s own applications and websites.  The Perk Platform was further expanded through the acquisitions of SuperRewards, a rewards and alternative payments platform for publishers and developers as well as Corona Labs, an app development platform that allows developers to develop apps for both iOS & Android.

Additional information about Perk can be found at its corporate website: ir.perk.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, DraftDay Fantasy Sports, Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact:
For DraftDay Fantasy Sports:
Investors:
Tom McLean, General Counsel, 212-231-0092
or

Media Relations:
Dian Griesel International
Laura Radocaj, 212-825-3210
lradocaj@dgicomm.com